Exhibit 99.1

USANA Health Sciences Announces Management Promotions and Changes

SALT LAKE CITY--(BUSINESS WIRE)--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced several promotions and changes to its management team.

The following promotions have taken effect:

– Dave Wentz is promoted from president to CEO; Dr. Myron Wentz, Ph.D., the founder of the company, continues in his role as Chairman of the Board of Directors.

– Dr. Fred Cooper, Ph.D., previously executive vice president of operations, is promoted to president and chief operating officer.

– Mark Wilson, previously executive vice president of customer relations, is promoted to executive vice president of North America.

– Kevin Guest, previously executive vice president of marketing, is promoted to chief marketing officer.

– Deborah Woo, previously vice president with responsibility for operations in Japan, South Korea, Hong Kong, and Taiwan, is promoted to executive vice president of Asia.

– Jim Bramble, USANA’s general counsel, takes on the added role of corporate secretary.

– Roy Truett, previously vice president of information technology, is promoted to chief information officer.

In addition, effective September 1, 2008, Gil Fuller will retire from his position as executive vice president and CFO. Following his retirement, Gil will be appointed to USANA’s board of directors and will be engaged by the company as a strategic advisor. Upon Gil’s retirement, Jeff Yates, currently USANA’s vice president of finance, will assume the role of CFO.

“I’m pleased to announce today’s promotions,” said Dr. Myron Wentz, Chairman of the Board of Directors, USANA Health Sciences. “Every one of these individuals is highly qualified to fill their new roles and will continue to help USANA achieve its long-term growth potential. I extend my personal gratitude to Gil Fuller, who has served USANA and its Associates, employees, and investors with great distinction since 1996. We are fortunate that we will continue to benefit from his expertise as both a member of our board and as a strategic advisor to the company.”

“These management changes, together with added cash and equity compensation, will further motivate our leadership team and will ensure that we have the skill sets in place to achieve our long-term business goals,” said Dave Wentz, CEO, USANA Health Sciences. “Our leadership team is one of the finest in the industry, with a long track record of excellent results. I am honored to lead this team and am pleased by the commitment that each of these individuals has shown to USANA and its future success.”

About USANA

USANA develops and manufactures high quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

CONTACT:
Investors contact:
USANA Health Sciences, Inc.
Riley Timmer, Investor Relations, (801) 954-7922
investor.relations@us.usana.com
or
Media contact:
Edelman
Joe Poulos, (312) 240-2719